Exhibit 23.2

PLS CPA, A Professional Corp.

t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t

t TELEPHONE (858)722-5953 t FAX (858) 858-433-2979  t FAX (858) 433-2979

t E-MAIL changgpark@plscpas.com t

November 4, 2011

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1 our review report dated September 30, 2011, relating to the financial statements of ABC Records Management and Data Storage Inc. as of June 30, 2011 and for the period from August 23, 2010 (inception) through June 30, 2011, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ PLS CPA

PLS CPA, A Professional Corp.

Registered with the Public Company Accounting Oversight Board